Exhibit 1.1

UNOFFICIAL TRANSLATION

BY-LAWS OF FOMENTO ECONOMICO MEXICANO, S.A.B DE C.V.

ARTICLE 1. NAME. The company shall be named “FOMENTO ECONOMICO MEXICANO”, and this name shall always be followed by the words “SOCIEDAD ANONIMA BURSATIL DE CAPITAL VARIABLE” or their abbreviation, “S.A.B. de C.V.”.

ARTICLE 2. CORPORATE PURPOSE. The purpose of the company is:

a). To incorporate, organize, promote, and establish all types of commercial and civil companies and associations, and acquire any type of shares or interest thereon.

b). To acquire, own and sell any bonds, shares, interest, or a participation in or any type of securities, as well as alienating and negotiating those securities or participation and in general to execute any type of transactions with securities.

c). To provide or receive advising services, consulting or other services regarding, industrial, accounting, financial, legal and tax matters, as well as any other matters concerning the promotion or management of companies.

d). To acquire, build, produce, import, dispose, export and, in general, negotiate with any type of industrial equipment, supplies or any other necessary elements for the pursuit of its corporate purpose or of its subsidiaries or the companies with which it has commercial relation.

e). To solicit, obtain, register, purchase, lease, assign, or in any other way use and dispose of trademarks, patents, trade names, copyrights, inventions and processes.

f). To acquire, build, lease or by any other means possess and operate all types of fixed or movable assets as well as real estate, which might be necessary or convenient to the company’s corporate purpose, as and to establish or by any other means to possess plants, workshops, warehouses, facilities, offices and agencies as well as any property necessary to pursue the company’s corporate purpose.

g). To draw, accept, subscribe, endorse or guarantee any securities; to issue bonds with or without specific guarantees, become joint and several debtor or guarantor in any form permitted by law, with respect to obligations of the company or contracted by third parties.

h). In general, to carry out all types of trade actions and execute all types of contracts and agreements, as well as transactions of any type that are convenient to pursue the aforementioned purposes.

ARTICLE 3. DURATION. The duration of the company shall be 99 (ninety nine) years, beginning on May 30, 1936, which is the date of inscription of the charter of incorporation of the company in the Public Register of Commerce, and therefore will end on the same date on the year 2035.

ARTICLE 4. DOMICILE. The domicile of the company is Monterrey, N.L., which domicile shall not be deemed to have changed if the company establishes branches or offices in any other place within the Mexican Republic or abroad.

ARTICLE 5. NATIONALITY. The company is Mexican. Any foreigner, that at the time of incorporation of the company or thereafter acquires a participation or becomes the owner of one or more shares of the company shall be considered as Mexican with respect to that participation or ownership, and may not invoke the protection of its own government. Failure to comply with the foregoing paragraph may result in the forfeiture of such participation or ownership in favor of the Mexican State.

ARTICLE 6. CAPITAL STOCK. a). The capital stock is variable. The minimum fixed capital that may not to be withdrawn shall be the amount of $300,000,000 (Three Hundred Million Pesos). The variable portion of the capital stock shall be unlimited. All shares shall be registered, freely subscribable shares, none of which will have a face value.

b). The shares of the capital stock of the company shall be divided into the following series: (i) series “B” shares, which shall consist of common, ordinary shares with full voting rights, (ii) series “L” shares with limited voting rights, and (iii) series “D” shares with limited voting rights, and which shall have the right to receive a superior non-accumulative dividend as follows:

For a term of 10 (ten) years, counted from the date of its first issuance, the Series D Shares shall grant its holders the right to receive a non-accumulative superior dividend equivalent to a 125% (one hundred twenty five percent) of the dividend that corresponds to the ordinary Series B shares.

c). Series “B” shares, shall at all times represent at least 51% of the capital stock of the company; series “L” shares may represent up to 25% of the capital stock of the company; and, series “D” shares, either individually or together with the series “L” shares may represent up to 49% of the capital stock of the company. Series “D” shares may de divided in sub-series “D-L” representing up to 25% of the capital stock, and sub-series “D-B” which may represent the remaining outstanding series “D” shares.

d). All outstanding series “D” shares shall be exchanged automatically after 10 years of the date of their first issuance into limited voting series “L” shares, and series “B” shares as follows: The sub-series “D-L” shares shall be exchanged for series “L” shares and the sub-series “D-B” shares shall be exchanged for ordinary series “B” shares. Once the sub-series “D-L” and “D-B” shares are converted, the capital stock of the Company shall be represented by ordinary series B shares, which will represent at least 75% of the capital stock, and by limited voting series “L” shares, which could represent up to 25% of the capital stock of the Company.

e). Shareholders of the series “D” and “L” shares shall only have the right to vote at extraordinary shareholders’ meetings dealing with the following matters: (i) transformation of the company, but not transformation from a company with variable capital stock to a company without variable capital stock or vice versa, (ii) merger of the company when the company is not the surviving entity, or mergers with other companies where those companies have different corporate purpose than the company or its subsidiaries, (iii) change of nationality, (iv) dissolution and liquidation and (v) cancellation of the registration of the series “L” shares or series “D” shares in The National Register of Securities and in other foreign stock markets where listed, except in the case of conversion of such shares as provided herein. The holders of series “D” or “L” shares shall have the right to designate board members in accordance with the provisions of article 25 of these by-laws.

f). The shareholders of series “L” shares and series “D” shares shall not have the right to determine the management of the company or its investments, and shall only have those voting rights as specified in paragraph f) above,

g). The company may authorize the issuance of series “B” shares or series “D” shares or any of its sub-series in stapled units as follows: (i) “B” Units, consisting of 5 series “B” shares or its multiples, or (ii) “BD Units”, consisting of 1 series “B” share, 2 sub-series “D-L” shares and 2 sub-series “D-B” shares.

The Stapled Units shall be separated after 10 years from the date of their first issuance. Upon its separation, the shares forming stapled units shall be exchanged, in the case of B Units for the corresponding series B shares and in the case of BD Units for the corresponding series L and B shares.

Any shares issued by the company forming Stapled Units, shall be sold, assigned, pledged, transferred or otherwise disposed of exclusively as Stapled Units and in multiples of 5 shares series “B” in the case of B Units; or, 1 series “B” shares with 2 sub-series “D-L” and 2 sub-series “D-B” shares in the case of BD Units.

Series “D” and Series “L” shareholders shall also be entitled to vote in the matters expressly approved by the Securities Market Law.

ARTICLE 7. ISSUANCE OF SHARES WITH LIMITED VOTING RIGHTS. The limited voting series “D” and “L” shares as provided herein, shall be considered as neutral investment and shall not be calculated for the purpose of determining the amount and proportion of participation of the foreign investors in the capital of the company as permitted by the provisions of The Law of Foreign Investment and its regulations, they shall be considered to be issued in accordance with the applicable provisions of The Securities Market Law and the corresponding authorizations; shall not be subject to the restrictions of article 198 of The General Law of Commercial Companies, and shall have the limitations on corporate rights mentioned herein.

ARTICLE 8. INCREASES OR REDUCTIONS OF CAPITAL STOCK. Increases or reductions to the minimum fixed portion of the capital stock and the resulting modification of clause third of the charter of organization and of article 6 of these by-laws shall be made by resolution of the extraordinary general shareholders meeting. In addition, in accordance with article 53 of the Mexican Securities Market Law, it will be matter for the extraordinary shareholders meeting, any capital increase approved by means of issuance of non-subscribed shares kept in treasury of the Company.

Increases or reductions of the variable portion of the capital stock shall be made by the resolution of the ordinary general shareholders meeting.

ARTICLE 9. INCREASES OF CAPITAL STOCK BY ISSUANCE OR PLACEMENT OF SHARES. The company may increase the variable part of its capital stock by issuing new shares or placing shares kept in treasury for that purpose. In the case of increases of capital stock with new shares to be paid in cash, the shareholders shall have preference to subscribe the new shares that are issued in proportion to the number of shares that they hold within the respective series. In accordance with Article 53 of the Securities Market Law, and regarding treasury shares, such shares shall only be subscribed by means of a public offer.

The right of preference must be exercised within the 15 calendar days beginning the date of publication of the corresponding notice in the Official State Gazette of the corporate domicile.

In the event that following the expiration of the term during which the shareholders shall exercise the right of preference granted in this article, not all of the shares would have been subscribed, such shares may be offered for subscription and payment, under the terms and conditions determined by the meeting that approved the capital stock increase, or under the terms established by the board of directors or the delegates appointed by the meeting for such purpose.

The right of preference referred to in this article shall not be applicable with respect to shares that are issued or held in the treasury which are to be used for: (i) merger of the company; (ii) conversion of obligations issued in accordance with The General Law of Credit Securities and Transactions; (iii), public offerings pursuant to article 53, 56 and other applicable provisions of the Securities Market Law, (iv) capital stock increases to be paid in kind or with cancellation of debt owed by the company, and (v) placement of shares of the company acquired by the same company.

ARTICLE 10. WITHDRAWAL OF SHARES. In accordance with the provisions of article 50 of the Securities Market Law, shares representing the variable portion of the capital stock shall not have the withdrawal rights referred to in article 220 of the General Law of Commercial Companies.

ARTICLE 11. ACQUISITION OF SHARES OF THE COMPANY. The company may acquire shares representative of its own capital stock in accordance with the provisions of the Securities Market Law and with the regulations of The National Banking and Securities Commission.

ARTICLE 12. LIMITATIONS FOR CONTROLLED ENTITIES TO ACQUIRE SHARES OF THE COMPANY. In accordance with Article 56 of the Securities Market Law, companies controlled by the Company shall not acquire, directly or indirectly, shares of stock issued by the Company or other securities representing such shares. It will be exempted from this rule, acquisitions made by investment companies (sociedades de Inversión).

ARTICLE 13. REGISTER OF CHANGES IN THE CAPITAL STOCK. The company shall register all increases and decreases of its capital stock in its register for capital stock changes.

ARTICLE 14. AMORTIZATION OF SHARES. The company may redeem shares of part of its capital stock with available profits in accordance with the following rules:

a). The extraordinary shareholders’ meeting shall authorize the redemption.

b). Only fully paid shares may be redeemed.

c). The acquisition of shares to be redeemed shall be made in accordance with article 136 of The General Law of Commercial Companies.

d). No redemption of shares shall be made if, as a consequence thereof, the series “D” and/or series “L” shares exceed the maximum percentages established by article 6 of these by-laws.

e). Amortized shares shall be null and the corresponding certificates shall be canceled.

ARTICLE 15. TITLES AND CERTIFICATES. The definitive or provisional certificates representing the shares or the stapled units shall be nominative, and may cover one or more shares of the same or different series or sub-series; they shall contain the references specified in article 125 of The General Law of Commercial Companies; they shall identify the series or sub-series to which they belong; and they shall contain the text of article 5 of these by-laws and shall be signed by any two series “B” members or alternate members of the board of directors.

The signatures of the directors may be manual or facsimile thereof. When facsimile signatures are used, the original of the respective signatures shall be deposited with The Public Register of Commerce of the corporate domicile. The definitive share certificates shall have attached the serial numbered coupons determined by the board of directors.

The shareholders meeting approving the respective capital stock increase or the extraordinary shareholders meeting may resolve that any shares of any series or sub-series may be represented by stapled units, that without being ordinary, non-redeemable certificates of participation, may represent units and aggregate shares from the same series or from different series, in accordance with article 6 above.

ARTICLE 16. REGISTER OF SHARES. The company shall have a register of shares, and shall only consider as shareholders those appearing in such register.

ARTICLE 17. CANCELLATION OF INSCRIPTION OF SHARES. In the event of the cancellation of the inscription of the shares of the company in the National Register of Securities, either by the request of the Company with the prior consent of the extraordinary shareholders meeting and the favorable vote of the shareholders, including the shareholders with restricted votes or non-voting shares, representing 95% of the capital stock outstanding, or by a resolution of the National Banking and Securities Commission, in both cases, in accordance with the provisions of article 108 of the Securities Market Law, the Company shall effect, prior to such cancellation, a tender offer subject to the provisions of the Securities Market Law.

The Company shall affect in a trust for a period of at least 6 months from the cancellation of the shares, the necessary resources to acquire at the same price than during the tender offer, the shares of stock from the shareholders that did not participate in the tender offer.

In order to comply with the provisions of the Securities Market Law, the board of directors of the Company shall disclose to the public, its opinion with respect to the price of the tender offer.

ARTICLE 18. MEETINGS OF SHAREHOLDERS. The general shareholders meeting is the highest governing body of the company. Shareholders meetings may be ordinary, extraordinary or special, and they will be held at the company’s domicile.

Extraordinary meetings shall be those that are called to address:

(a) any of the matters specified in article 182 of The General Law of Commercial Companies (with the exception of increases or reductions in the variable portion of the capital stock, pursuant to article 8 hereof) and 228 bis of The General Law of Commercial Companies;

(b) the cancellation of the inscription of shares of the company in The Securities Section of The National Register of Securities or in any other domestic or foreign stock markets on which they may be registered.

(c) The amortization by the Company of shares of its capital stock with distributable earnings and, if applicable, issuance of working shares (acciones de goce).

(d) Capital increase in accordance with article 53 of the Securities Market Law; and

(e) Any other matter in which applicable law or these by-laws require a special quorum.

All other meetings shall be ordinary. The ordinary shareholders meeting, in addition to the provisions of the General Law of Commercial Companies, will gather to approve any transaction to be entered by the Company or its control entities, within one fiscal year, if such transaction represents 20% or more of the consolidated assets of the Company based on the amounts corresponding to the end of the immediately ended quarter, regardless of the way such transactions are structured, either simultaneously or successive, but can be construed as one transaction. In such shareholders meeting, restricted or non-voting shares shall be entitled to vote during such meetings.

Special meetings shall be those that are held to address matters that could affect the rights of a particular series of shares.

ARTICLE 19. TIME AND PLACE FOR THE MEETINGS. The shareholders meetings shall be held at the corporate domicile whenever called by the board of directors, Directors through its secretary or alternate secretary; the audit and the corporate practices committees, through their respective chairman, can call a shareholders meeting.

Shareholders holding voting shares, including restricted voting shares, that individually or collectively hold 10% or more of the capital stock outstanding will be entitled to require the chairman of the board, the chairman of the audit committee or the chairman of the corporate practices committee, to call a shareholders meeting, and the percentage set forth in article 184 of the General Law of Commercial Companies shall not be applicable.

The ordinary shareholders meeting shall be held at least once a year, whenever called by the board of directors within the first four months following the end of the fiscal year.

The shareholders meeting shall be held at the request of the shareholders in any of the cases referred to in articles 184 and 185 of The General Law of Commercial Companies, and other applicable provisions of the Securities Market Law.

ARTICLE 20. SUMMONS. The first calls for shareholders’ meetings shall be published in the Official State Gazette of the corporate domicile or at least in one of the newspapers with a broad circulation in said domicile, at least 15 days prior to the date set for the meeting and with at least 8 days on second or subsequent call.

The notices for shareholders’ meetings shall comply with the requirements of articles 186 and 187 of The General Law of Commercial Companies, and the applicable requirements of the Securities Market Law.

ARTICLE 21. ATTENDANCE RIGHTS. To obtain the entrance ticket to attend the meetings, the shareholders must be registered in the shareholders’ registry of the company, and shall deposit their shares with the secretary of the company, at least 48 hours prior to the time set for the meeting to be held. For shares deposited with institutions for the deposit of securities, where shares may be deposited, such institutions shall communicate to the secretary of the company the number of shares deposited by each one of the depositors, indicating if the shares are deposited at its own name or of any third party, such communication must be accompanied with the list of names of the depositors that have accounts in such institution for the deposit of securities; such list must be delivered to the secretary of the company within the above-mentioned time frame, with the purpose of obtaining an entrance ticket to attend the meeting. Shareholders may be represented in the meetings by a person or persons appointed by them by a power of attorney issued in the formats that meet the requirements set forth in the Securities Market Law, which shall be received by the secretary of the company within the time specified above.

Shares deposited to attend the shareholders meetings, shall be returned after the meetings are held, against delivery to the company of the receipt issued to the shareholder.

ARTICLE 22. ATTENDANCE-QUORUM AND RESOLUTIONS. The shareholders’ meetings shall have the following quorum and resolution rules:

a). The ordinary shareholders meetings shall be deemed to be legally held on a first call if, more than 50% of the series “B” shares are represented therein, and in the case of second or subsequent call, ordinary shareholders meetings shall be validly held whatever number of series “B” shares are present. The resolutions of the ordinary shareholders meeting shall be valid when approved by at least the majority of the subscribed and fully paid series “B” shares represented in the meeting.

b). The extraordinary shareholders meetings shall be deemed legally held on first call to address matters on which series “D” shares and series “L” shares do not have the right to vote, if at least seventy-five percent of the series “B” shares are represented therein and in the case of second or subsequent calls if at least the majority of the series “B” shares are represented therein.

In both cases, the resolutions of the extraordinary shareholders meeting shall be valid when approved by, at least the majority of the series “B” shares.

c). The extraordinary shareholders’ meeting called to address matters on which series “D” or “L” shares have the right to vote shall be deemed to be legally held on first notice, if at least  3/4 of the fully paid and subscribed shares of the total capital stock are represented therein and in the case of second or subsequent notices, if at least the majority of the fully paid and subscribed shares of the total capital stock are represented therein.

The resolutions shall be valid in both cases, when approved by the vote of the majority of the shares of the total capital stock.

d). The special shareholders meetings (including those meetings called to appoint series “D” or series “L” directors) shall follow the same rules applicable by this article 22, to extraordinary shareholders meetings, but referred exclusively to the applicable series of shares.

e). The ordinary shareholders meetings to deal with the approval of the financial statements for the previous fiscal year, shall also know of the reports referred to in Article 28 section IV of the Securities Market Law.

ARTICLE 23. MEETINGS OF SHAREHOLDERS. Shareholders meetings shall be presided by the chairman of the board of directors and, in his absence, by the person that must take his place; or in the absence of both by the shareholder appointed by those shareholders attending the meeting. The secretary of the board shall act as secretary of the shareholders’ meeting or in his absence, the person appointed by the shareholders attending the meeting. The chairman shall appoint two of the shareholders attending the meeting to verify the attendance list. The votes shall be oral, unless 3 of the shareholders attending the meeting request that the votes be counted. Shareholders holding 10% of the shares outstanding (including shareholders of limited or restricted voting rights shares) shall have the right to request that the decision to a particular item in which they are not sufficiently informed be postponed for 3 days without need of an additional call and the percentage set forth in Article 199 of the General Law of Commercial Companies shall not be applicable. Such right shall only be exercised once for the same matter.

ARTICLE 24. BOARD OF DIRECTORS. The administration of the Company shall be the responsibility of a board of directors and the chief executive officer. The board of directors shall be comprised of a maximum of 21 (twenty-one) members and the alternates designated in accordance with these by-laws, and at least 25% of the members of the board of directors shall be independent.

ARTICLE 25. APPOINTMENT OF DIRECTORS. The series “B” shareholders, by majority of such shares represented at the shareholders’ meeting shall appoint at least 11 (eleven) directors. Series “D” shareholders shall appoint 5 directors by the majority of the shares represented at the respective meeting. Upon exchange of the sub-series “D-L” shares into series “L” shares, pursuant to article 6 d) above, the series “L” shareholders shall have the right to appoint 2 directors by the majority of the shares represented at the respective meeting.

The shareholders may designate alternate directors, which shall specifically cover the absences of the member of the board designated, in accordance to the applicable legal provisions.

The members of the board of directors shall hold their position for one year; however, in accordance with article 24 of the Securities Market Law, they shall continue in their duties notwithstanding the termination of their duty or have resigned, up to a term of 30 calendar days; if no substitution has been made or the designated person has not taken office, they will not be subject to the provisions of article 154 of the General Law of Commercial Companies. The members of the board and secretaries shall receive the compensation as the ordinary shareholders meeting determines, and shall have the rights and obligations set forth in the Securities Market Law and the General Law of Commercial Companies.

The board of directors shall be entitled to appoint interim members of the board, without need of intervention of the shareholders meeting, to cover the absences of any board members, or the appointed members has not taken office, and no alternate was appointed or such alternate has not taken office. The shareholders meeting shall ratify such appointments or shall designate a substitute director in the immediate following meeting after such event

ARTICLE 26. SUMMONS. The calls for the meetings of the board of directors (or the right to include any item of the agenda for the meeting) may be made by the Chairman of the Board, or by any of the presidents of the audit or corporate practices committees, or by at least 25% of the members of the board of directors, and shall be sent by mail, fax, messenger by any other means, to the members of the board of directors at least 7 days prior to the date of the meeting, and shall be signed by the chairman or by the secretary.

The external auditor may be called for meetings of the Board of Directors, and if called, the external auditor shall participate with voice, but shall have no vote.

ARTICLE 27. BOARD OF DIRECTORS MEETINGS. The board of directors shall hold meetings at least once every 3 months. The appointing annual ordinary shareholders meeting or the board of directors in its first meeting after such shareholders’ meeting, shall appoint, from among the directors appointed by the series “B” shareholders a chairman and, if deemed appropriate a vice-chairman of the board of directors. In the same terms, it shall also appoint the secretary and alternate secretary, provided, however, that the secretary and its alternate shall be required to be non-directors. The board shall also appoint such officers as the board may deem convenient. The chairman of the board shall also be chairman at the shareholders’ meetings and shall be substituted in his absences by the vice-chairman, and in the absence of both by the other series “B” directors in the order of their appointment.

ARTICLE 28. QUORUM AND RESOLUTIONS OF THE BOARD. The meetings of the board of directors shall be considered legally held with the attendance of a majority of its members, and its resolutions shall be valid if approved by the majority of votes of the members present at the meeting.

Resolutions adopted outside of meetings shall be valid if adopted by unanimity of its members, and if the written resolutions thereof are signed by all of the members of the board or their alternates.

Minutes shall be taken for all meetings; same that shall be approved by at least the majority of the attending directors to the respective meeting, and shall be signed by the chairman and the secretary.

ARTICLE 29. POWERS OF THE BOARD OF DIRECTORS. The board of directors shall have the following powers and duties:

a). The broadest power for business and real estate administration, in accordance with the second paragraph of Article 2554 of The Federal Civil Code, and the corresponding articles of the Civil Code of the Federal District and the civil codes of the other states of the Mexican Federation.

b). The power for acts of ownership over all types of movable and immovable assets of the company as well as its real and corporate rights according to the terms of the third paragraph of Article 2554 of The Federal Civil Code, and the corresponding articles of the Civil Code of the Federal District and the civil codes of the other states of the Mexican Federation, and to grant guarantees of any kind for the obligations of the company, for any securities issued or accepted by third parties.

c). The broadest power to represent the company before all types of administrative and judicial authorities, with either federal, state or municipal jurisdiction, as well as before labor authorities, arbitrators or amicable mediators, with all the general and special powers that require a special clause according to Law, which are conferred upon it without limitation, pursuant to the first paragraph of Article 2554 of The Federal Civil Code, and the corresponding articles of the Civil Code of the Federal District and the civil codes of the other states of the Mexican federation, to articulate and absolve depositions, and to renounce the right of filing amparo suits, and carry out all acts expressly determined by Law, among which are included to represent the corporation before judicial and administrative, criminal, civil or other authorities, with the power to present criminal complaints and accusations, grant pardons, to act as plaintiff or coadjuvant with the Public Ministry in criminal proceedings, before work authorities and courts.

d) The power to issue, subscribe, guarantee, and in any other manner trade all types of credit instruments and issue bonds with or without guarantees or collateral, and the power to invest any fixed, real estate or movable assets in any company and the power to subscribe shares, equity interests or participation in any company and generally to perform or execute any actions required for the performance of the corporate purpose of the company.

e) The power to subscribe any guarantee on behalf of the company as joint and several debtor or guarantor, to grant bails or any other payment guarantee of any type regarding any obligation contracted by the company or any third party as well as from any obligation arising from any securities issued or accepted by the company or any third party.

f). The power to approve, with the opinion of the competent committee, the appointment, selection and/or removal of the chief executive officer of the Company and its integral compensation, and the policies for the appointment and remuneration of the relevant officers, and establish their duties and responsibilities, and to form committees required by applicable law, these bylaws, or considered advisable, establishing the duties and manner of operation of such committees; if no procedures are established, such committees shall proceed in accordance with the rules set forth for the executive committee.

g). The power to grant and revoke the powers deemed appropriate, with or without powers of substitution, including powers granted to the board of directors.

h). The power to execute all the resolutions of the shareholders meetings, and to perform all actions required or convenient for the better performance of the corporate purpose, so long as they are not reserved to the shareholders meeting by law or by these by-laws.

i) Any other power or duty set forth by these by-laws or the Securities Market Law.

ARTICLE 29 BIS. AUTHORITY AND OBLIGATIONS OF THE CHIEF EXECUTIVE OFFICER. Day to day operations and execution of the business of the Company and its controlled entities shall be the responsibility of the chief executive officer, following the strategies, policies and guidelines approved the board of directors, having the authority, obligations and duties set forth in the Securities Market Law.

ARTICLE 30. GUARANTEE. The officers, secretaries and other administrators of the company shall not be required, to post a guarantee for the fulfillment of their duties. The latter unless the ordinary shareholders meeting deems it appropriate, or the board of directors in the case of officers and other executives designated by this body.

ARTICLE 31. EXECUTIVE COMMITTEE. The company’s ordinary shareholders meeting may form any committee that is deemed convenient, and may appoint an executive committee, comprised of an odd number of members or alternates from the board of directors of the company, and which shall form an associated delegate body of the board. The general ordinary shareholders meeting or the board of directors may appoint an alternate for every member of the executive committee for the case of absences of any of the members. Members of the executive committee shall hold their positions for one year, unless they are relieved of their duties by the ordinary shareholders’ meeting, or the board of directors that appointed them, but in any event they shall remain in their positions for a term of thirty (30).

calendar days or until the individuals appointed to succeed them take possession of the same; they may be reelected and shall receive compensation to be determined by the ordinary shareholders meeting or the board of directors.

The executive committee shall meet on the dates fixed in the first yearly meeting of the executive committee, in the understanding that it may be called by the secretary at the request of the chairman or any two of its members. The meetings shall be called and the committee shall be conducted following the same procedure that for meetings of the Board of Directors in accordance with articles 26 and 28 above, but referred to the executive committee.

In order for meetings of the executive committee to be valid, the presence of at least the majority of its members shall be required. Resolutions of the executive committee shall be approved by the favorable vote of a majority of its members that are present.

The chairman of the executive committee shall be one of its members and shall be appointed by the executive committee. In his absences the chairman shall be substituted by one of the members of the executive committee appointed thereby. The executive committee may appoint a secretary who may be the secretary of the board and who does not need to be a director. The external auditor may be invited to the meetings of the executive committee and may deliberate but they will not have the right to vote.

The executive committee shall have any of the powers granted to the board of directors under paragraphs a), b), c), d) and e) of article 29 above which shall not be delegated to any person, provided however that such committee is authorized to appoint representatives for the execution of certain specific acts.

The executive committee, through its chairman or its secretary, shall inform the board of directors of its resolutions in the next board meeting following such executive committee meeting, or whenever in the judgment of the executive committee there are facts or acts that are important to the company. For each meeting of the executive committee the secretary shall prepare the minutes that shall be transcribed into a special book. The minutes shall include the attendance list and the resolutions adopted and shall be signed by those individuals acting as chairman and as secretary.

ARTICLE 32. SURVEILLANCE. The surveillance of the Company and its controlled entities shall be entrusted to the board of directors.

The board of directors, to comply with its surveillance duties, shall be assisted by the corporate practices and audit committees, and by the company hired to perform the external auditing services for the Company, each of them in accordance with their respective competence, as set forth in the Securities Market Law.

The corporate practices and audit committees shall perform the duties set forth in the Securities Market Law, and shall be integrated exclusively by independent directors, and each such committees shall be form by at least 3 board members designated by the shareholders meeting or by the board of directors, as proposed by the chairman of the board.

The chairpersons of the corporate practices and audit committees shall be designated and removed exclusively the shareholders meeting. Such chairpersons shall not be chairman of the board of directors, and shall be selected taken into consideration their experience, recognized capacity and professional prestige.

ARTICLE 33. FISCAL YEAR. The fiscal year of the company shall be of 12 months, beginning the first day of January and ending the last day of December of each year.

ARTICLE 34. PROFITS. The net profits of each fiscal year, after deduction of the necessary amounts for income tax and any amount that according to law shall de deducted or segregated shall be applied as follows:

a) Five percent shall be deducted to establish, increase or where appropriate replace the reserve fund, until said fund is equal to twenty percent of the paid capital stock.

b). The remainder shall be distributed as dividend proportionately to the shareholders pursuant to these by-laws, or if resolved by the shareholders’ meeting it shall be applied partially or totally to create any reserve or fund that the shareholders’ meeting may resolve (including any reserve to acquire shares of its own capital stock in accordance with the provisions of the Securities Market Law).

ARTICLE 35. FOUNDERS. The founders of this company do not reserve any special participation in the profits of the company.

ARTICLE 36. LOSSES. Losses if any shall be reported by all shareholders in proportion to the number of their shares, taking into consideration the final part of article 87 of The General Law of Commercial Companies.

ARTICLE 37. ADVANCED DISSOLUTION. The company shall be dissolved in anticipation, in any of the cases contemplated in paragraphs II, III, IV and V of article 229 of The General Law of Commercial Companies.

ARTICLE 38. LIQUIDATOR. Once the company is dissolved, the extraordinary shareholders’ meeting shall appoint one or more liquidators, fixing the time limits for the liquidation and the compensation they will receive.

ARTICLE 39. LIQUIDATION PROCEDURE. The liquidators shall implement the liquidation pursuant to the resolutions of the extraordinary shareholders’ meeting, and in the absence thereof, pursuant to the following rules:

a). They shall conclude the business in the manner that he deems the most convenient, collecting the amounts payable, paying the debts and selling the assets of the company that may be necessary for such purpose;

b). They shall prepare the final liquidation balance; and will present it to the extraordinary shareholders meeting for its approval;

c). In accordance with the financial statements approved by the extraordinary shareholders’ meetings, they shall distribute the liquid assets among all of the company’s shareholders as provided by these by-laws and the applicable laws, against surrender and cancellation of the corresponding shares certificates.

ARTICLE 40. FUNCTIONS OF THE LIQUIDATORS WITH RESPECT TO SHAREHOLDERS MEETINGS. During the liquidation process the shareholders meeting shall meet in accordance with the chapter concerning the general shareholders meetings, and the liquidators shall have those duties and rights pertaining to the board of directors during the term of the company.

ARTICLE 41. GENERAL PROVISIONS. Any provisions not included in these by-laws, shall be subject to the provisions of the Securities Market Law and the General Law of Commercial Companies. The defined terms used in these by-laws and defined by the Securities Market Law, shall have the meanings set forth in such law.